EXHIBIT 9

                                CORVU CORPORATION

                            STATEMENT OF DESIGNATION
                                       OF
                       RIGHTS, PREFERENCES AND LIMITATIONS
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK

     The undersigned, David C. Carlson, the Chief Financial Officer of CorVu Corporation, a Minnesota corporation (the "Corporation"), hereby certifies that the following resolutions establishing Series C Convertible Preferred Stock of the Corporation pursuant to Minnesota Statutes Section 302A.401 were duly adopted by the directors of the Corporation by written action dated as of February __, 2005 pursuant to Minnesota Statutes Section 302A.239:

                  "NOW, THEREFORE, RESOLVED, that the Board approves the designation of 17,000 shares of its undesignated stock as Series C Convertible Preferred Stock ("Series C Preferred Stock"), with a par value of $100.00 per share, that are convertible into 3,400,000 shares of Common Stock at a conversion price of $0.50.

                  FURTHER RESOLVED, that 3,400,000 shares of Common Stock be reserved for issuance upon conversion of the Series C Preferred Stock.

                  FURTHER RESOLVED, that the Board adopt the Certificate of Designation of Rights and Preferences of Series C Preferred Stock of CorVu Corporation, attached hereto as Exhibit A, and incorporated by reference herein."

     IN WITNESS WHEREOF, the undersigned has signed this statement on February , 2005.




_____________________________________________
David C. Carlson, Chief Financial Officer


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                                                                       EXHIBIT A

                           CERTIFICATE OF DESIGNATION
                                       OF
                             RIGHTS AND PREFERENCES
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                CORVU CORPORATION

     1. Designation. The series of Preferred Stock is hereby designated Series C Convertible Preferred Stock (the "SERIES C PREFERRED STOCK").

     2. Authorized Shares. The number of authorized shares constituting the Series C Preferred Stock shall be 17,000 shares of such series, with a par value of $100.00 per share.

     3. Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "LIQUIDATION"), the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or Series B Convertible Preferred Stock, par value $.01 per share (the "SERIES B PREFERRED STOCK"), or any other Preferred Stock by reason of their ownership thereof, an amount equal to $150.00 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "SERIES C LIQUIDATION VALUE"). If, upon the occurrence of such a Liquidation, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        (b) After payment to the holders of the Series C Preferred Stock of the amounts set forth in Section 3(a) above, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to $1.00 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "SERIES B LIQUIDATION VALUE"). If, upon the occurrence of such a Liquidation, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

        (c) After payment to the holders of the Series C Preferred Stock of the amounts set forth in Section 3(a) above and to the holders of the Series B Preferred Stock of the amounts set

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forth in Section 3(b) above, the holders of the Series A Convertible
Preferred Stock (the "SERIES A PREFERRED STOCK") shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to $10.00 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "SERIES A LIQUIDATION VALUE"). If, upon the occurrence of such a Liquidation, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

         (d) After payment to the holders of the Series C Preferred Stock of the amounts set forth in Section 3(a) above and to the holders of the Series B Preferred Stock of the amounts set forth in Section 3(b) above and to the holder of Series A Preferred Stock of the amounts set forth in Section 3(c) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock, the Series C Preferred Stock and the Series B Preferrd Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock that they then have the right to acquire upon conversion of the shares of Series C Preferred Stock or Series B Preferred Stock, respectively, then held by them.

         (e) For purposes of this Section 3, (i) an acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by another entity (other than a mere reincorporation transaction) and in which the shareholders of the Corporation immediately prior to such transaction do not own a majority of the outstanding voting securities of the surviving or acquiring entity immediately following such transaction; (ii) a sale of all or substantially all of the assets of the Corporation; or (iii) the acquisition of at least fifty percent of the shares of the Corporation providing voting power or an interest in the Corporation by a single person or a group as defined in Rule 13d-1(b)(1)(J) (each, a "CHANGE OF CONTROL"), shall be treated as a Liquidation and shall entitle the holders of Series C Preferred Stock to receive at the closing of such transaction in cash, securities or other property (valued as provided in Section 3(e) below) amounts as specified in Section 3(a) above. The Corporation will provide each holder of shares of Series C Preferred Stock with at least thirty (30) days' advance written notice of the closing of a Change of Control.

         (f) Whenever a distribution provided for in this Section 3 shall be payable in securities or property other than cash, the amount of such distribution shall be determined based upon the fair market value of such securities or other property as unanimously determined in good faith by the Board of Directors.

     4. Voting Rights. Each holder of shares of the Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded downwards to the nearest whole number. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

     5.  Dividends.

         (a) Payment of Dividend. The holders of the shares of Series C Preferred Stock shall receive, on a quarterly basis, dividends at a rate of 6% per annum per share during the first year of issuance, 9% per annum per share during the second year of issuance and 12% per annum per share thereafter, payable as of the first business day of a calendar year quarter (the "Valuation Date") for the previous calendar year quarter; the dividend payment shall be reduced accordingly if the preceding dividend period was less than one entire calendar year quarter. The dividends shall be payable in cash out of legally available funds. Such dividends shall be payable before any dividends shall be paid upon, or set apart for, the Series B Preferred Stock, the Common Stock or any other Preferred Stock and shall be cumulative, so that if in any quarterly dividend period, dividends shall not have been paid upon or set apart for the Series C Preferred Stock, the deficiency (but without interest) shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for the Series B Preferred Stock, Common Stock or any other Preferred Stock.

         (b) Failure to Pay Dividend Amounts. In the event the Corporation fails to pay any holder of Series C Preferred Stock a dividend pursuant to Section 5(a) above within fifteen (15) days from the end of the applicable quarterly period, each holder of Series C Preferred Stock shall have the right to notify the Corporation that such holder will require the Corporation to convert the outstanding dividend amount into shares of Common Stock (the "CONVERSION NOTICE"). If the Corporation fails to pay to such holder the outstanding dividend amount within fifteen (15) days after the date of the Conversion Notice, then the Corporation shall issue immediately to such holder, in lieu of the outstanding dividend amount, the number of shares of Common Stock of the Corporation equal to the quotient of the outstanding dividend amount divided by the volume-weighted average closing price of the Common Stock of the Corporation during the twenty-day period beginning on the day of the Conversion Notice.

     6. Conversion. The holders of Series C Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

         (a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100.00 by the Conversion Price (as defined below) applicable to such share in effect on the date the certificate is surrendered for conversion. The option of a holder of Series C Preferred Stock to convert such holder's shares of Series C Preferred Stock into shares of Common Stock shall terminate immediately prior to the closing of a Change of Control referred to in Section 3(d) above; provided, that notice of such Change of Control has been provided to such holder as

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provided herein. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the "CONVERSION PRICE") shall initially be $0.50 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

         (b) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act or a Change of Control, the conversion may, at the option of any holder tendering shares of Series C Preferred Stock for conversion, be conditioned upon the closing of such offering or Change of Control, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to such closing.

         (c) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the February 11, 2005 (the "Issue Date") shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

         (d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(c) above or a merger or other reorganization referred to in Section 6(b) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.

         (e)  Adjustments to Conversion Price.

              (i) If, at any time or from time to time after the Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection 6(e)(i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection 6(e)(iv) below), other than as a dividend or other distribution on any class of capital stock, and other than a subdivision or combination of shares of Common Stock as provided in subsection 6(c) or (d) above, for an Effective Price (as defined in subsection 6(e)(iv) below) which shall be less than the per share purchase price of any shares of Series C Preferred Stock previously sold on an adjusted basis, the Conversion Price and the Common Stock issued upon conversion shall, as applicable, be adjusted so that the Conversion Price and the Common Stock issued upon conversion shall be adjusted to reflect the lowest per-share sale price of any Additional Shares of Common Stock.

              (ii) For the purpose of making any adjustment required under this
     Section 6(e), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock or Common Stock Equivalents (as defined in subsection 6(e)(iii) below) are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock or Common Stock Equivalents.

              (iii) For the purpose of the adjustment required under this
     Section 6(e), if the Corporation issues or sells any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (collectively, "Common Stock Equivalents") for the purchase of Additional Shares of Common Stock or Common Stock Equivalents, and if the Effective Price of such Additional Shares of Common Stock shall be less than the per share purchase price of the Series C Preferred Stock previously sold on an adjusted basis, in each case the Corporation shall be deemed to have issued at the time of the issuance of such Common Stock Equivalents the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Common Stock Equivalents) upon the conversion thereof; provided that if in the case of Common Stock Equivalents the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of Common Stock Equivalents is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such Common Stock Equivalents is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such Common Stock Equivalents. No further adjustment of the Conversion Price, as adjusted upon the issuance of such Common Stock Equivalents, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such conversion of any such Common Stock Equivalents. If any such conversion privilege represented by any such Common Stock Equivalents shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such Common Stock Equivalents shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights of conversion of such Common Stock Equivalents, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration received for issuing or selling the Common Stock Equivalents actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Common Stock Equivalents) on the conversion of such Common Stock Equivalents, provided that such readjustment shall not apply to prior conversions of Series C Preferred Stock.

              (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 6(e), whether or not subsequently reacquired or retired by the Corporation; provided, that Additional Shares of Common Stock shall not include or be deemed to include any of the following issuances (the "Exempt Issuances") of securities: (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any Common Stock Equivalents, options or warrants issued and outstanding on December 20, 2004, provided that such securities have not been amended since the Issue Date, (c) issuances in connection with mergers, acquisitions, joint ventures or other transactions with an unrelated third party in a bona fide transaction the purpose of which is not fundraising, (d) issuances at fair market value to the Corporation's suppliers, consultants and other providers of services and goods not to exceed $100,000 to any one person, and not to exceed an aggregate of $250,000 in any fiscal year without the unanimous prior written consent of the holders of the Series C Preferred Stock, or (e) issuances of options to Justin MacIntosh at the then fair market value in replacement of options held by him on the Issue Date upon their expiration and issuances of shares of Common Stock upon exercise of any such Replacement Options, provided, that such Replacement Options have been issued in accordance with the Corporation's then existing stock option plan and approved by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose.

              (v) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 6(e), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 6(e), for such Additional Shares of Common Stock.

         (f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or Certificate of Designations or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

         (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth (i) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based; (ii) the Conversion Price for such series of Preferred Stock at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

         (h) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series C Preferred Stock:

              (i) at least thirty (30) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (which notice shall specify the date on which the holders of Common Stock shall be entitled thereto and shall describe the amount and nature of such dividend, distribution or subscription rights) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

              (ii) in the case of the matters referred to in (iii) and (iv) above, at least thirty (30) days' prior written notice of the date when the closing of the same shall take place (which notice shall specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event and shall describe the amount and nature of such securities or other property).

         (i) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designations or the Corporation's Articles of Incorporation.

         (k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

         (l) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the

United States mail, with appropriate postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

     7.  Redemption.

         (a) Right to Redeem. The Corporation may, to the extent that funds are legally available therefor, redeem the Series C Preferred Stock any time, in its sole discretion, upon ten (10) days' prior written notice to the holders of Series C Preferred Stock, at a price of $100 per share. In addition, the value of earned and unpaid dividends will be added to the redemption price.

         (b) Obligation to Redeem. The Corporation shall be obligated to use one hundred percent (100%) of any proceeds that the Corporation receives for the issuance of shares of Common Stock or Preferred Stock or of any debt security to redeem shares of Series C Preferred Stock at a price of $100 per share, plus the value of earned and unpaid dividends; provided, that the Corporation shall not be obligated to use any proceeds received in connection with any Exempt Issuances. In addition, upon any event of default under that certain Secured Promissory Note issued to ComVest Investment Partners II LLC, the Corporation shall be obligated to redeem all of the then-outstanding shares of Series C Preferred Stock at a price of $100 per share, plus the value of earned and unpaid dividends.

         (c) Pro-rata Redemption. In the event of a redemption of less than all of the outstanding shares of Series C Preferred Stock, redemptions as among the holders of such shares of Series C Preferred Stock shall be on a pro rata basis.

         (d) Mechanics of Redemption. The Corporation shall give notice by mail of redemptions to the holders of record of the shares of Series C Preferred Stock at least ten (10) business days prior to the date of redemption. The notice shall (i) specify the date of redemption and the number of shares to be redeemed from each shareholder and (ii) be addressed to each holder at the holder's post office address as shown on the records of the Corporation. On or after the date fixed for redemption, each holder of shares of Series C Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment. If less than all of the certificates are redeemed, the Corporation shall issue a new certificate for the unredeemed shares.

         (e) Failure to Pay Redemption Amounts. If the Corporation fails to pay the applicable redemption amount pursuant to Section 7(b) above within five (5) business days of written notice that such amount is due and payable, then, in addition to all other available remedies, each holder of Series C Preferred Stock shall have the right at any time, so long as the mandatory redemption event continues, to require the Corporation, upon written notice, to immediately issue, in lieu of the mandatory redemption amount payable in accordance with
Section 7(b), such number of shares of Common Stock of the Corporation equal to such applicable redemption amount divided by lesser of (i) Conversion Price then in effect and (ii) the closing price of the Common Stock of the Corporation on the date of such notice from such holder of Series C Preferred Stock.


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     8.  Restrictions and Limitations. So long as shares of Series C
Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the then-outstanding shares of the Series C Preferred Stock, voting as a single class:

         (a) Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries (other than one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continues to hold in excess of 50% by voting power of the surviving or acquiring corporation);

         (b) Alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred Stock;

         (c) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock;

         (d) Authorize or issue, or obligate itself to issue, or otherwise create (including by reclassification) any other equity security (including any security convertible into or exercisable for any equity security) on a parity with or senior to the Series C Preferred Stock as to liquidation preferences, voting rights, dividend rights or redemption rights; and

         (e) Amend its Articles of Incorporation or Bylaws if such amendment would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred.

     9.  No Reissuance of Series C Preferred Stock. No share or shares of
Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled and restored to the shares that the Corporation shall be authorized to issue.